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                                                                      EXHIBIT 99

[DUSA LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)
FOR RELEASE AT 6:30 A.M.


                          DUSA PHARMACEUTICALS REPORTS
                        STATISTICALLY SIGNIFICANT RESULTS
                          FROM PHASE II CLINICAL TRIAL
                          FOR PDT OF PHOTODAMAGED SKIN

WILMINGTON, MA. FEBRUARY 24, 2006 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA), today reported statistically significant interim results from its 80 patient, multi-center Phase II clinical study of photodynamic therapy (PDT) in the treatment of mild to moderate photo-damage (sun induced skin aging) of the face.

The study used DUSA's Levulan(R) (aminolevulinic acid HCl, ALA) Kerastick(R) in combination with either the Company's BLU-U(R) brand blue light ("BLU-U"), an Intense Pulsed Light ('IPL'), or a Long Pulsed Dye Laser ('LPDL'), compared to treatment with the vehicle and the same light source without Levulan. Each patient served as their own control, using a `split-face' design. Following skin cleansing with an acetone solution, and approximately 60 minutes of drug and/or vehicle incubation, light treatment with a fixed dose was given using one of the three light sources. Up to 3 treatments were given, 3 weeks apart. Interim results were assessed at Weeks 9 and 12. The protocol includes additional follow-up visits scheduled for Weeks 26 and 52.

The goal of the study was to guide selection of light source(s) for future development in the treatment of photo-damaged skin, using the Company's proprietary Levulan PDT technology. The study was not designed to detect differences between the light sources.

At Week 12, Levulan PDT with BLU-U light demonstrated material improvement in photo-damaged skin, in comparison to BLU-U and vehicle. Statistical significance in net changes from baseline scores was achieved in 2 parameters of photodamage, namely mottled pigmentation (p=0.0348) and tactile roughness (p=0.0455). In addition, the trend toward improvement in a number of parameters was notably greater at Week 12 than Week 9, without any additional treatments with Levulan, which suggests that other parameters may also reach statistical significance over time. Specifically, Levulan with BLU-U showed greater improvements in mottled pigmentation, tactile roughness, fine wrinkling, sallowness and Global Photodamage Score (i.e. all the parameters that were measured except for telangiectasia (small blood vessels in the skin)), compared with areas treated with BLU-U and vehicle. BLU-U by itself is not known to have any effects on photo-damaged skin.

These results support the conclusions of a prior independent study by Touma et al (2004), using Levulan with BLU-U versus BLU-U alone, that achieved statistical significance with the addition of Levulan in all photo-damage parameters measured, other than deep wrinkles. In that study, the investigators treated more severely sun-damaged patients, each with a minimum of 4 actinic keratoses. They also used twice the
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dose of blue light compared to the current study (10 vs. 5 Joules/cm2), and drug incubation times ranging from 1-3 hours.

IPL by itself has previously been shown in independent studies to significantly improve photo-damage, predominantly by targeting brown discoloration and red blood vessels. Therefore, as would be expected, at Week 12, significant improvement in photo-damage was seen with IPL and vehicle, especially with respect to mottled pigmentation and telangiectasia. With the addition of Levulan, there was a trend toward even greater improvement in all parameters of photodamage except for mottled pigmentation, although these trends did not achieve statistical significance. However, similar to the BLU-U results, the trend toward improvement was notably greater at Week 12 than Week 9 without any additional treatments with Levulan, and additional follow up is scheduled at weeks 26 and 52.

These results support the conclusions of prior independent studies by Dover et al (2005), Alster et al (2005), and Gold et al (in press) using Levulan with IPL versus IPL alone for photodamage. All of these studies reported significant benefits from the addition of Levulan to IPL, especially in patients with significant photo-damage. In addition, although IPL itself does not treat pre-cancerous cell damage, such as actinic keratoses, when combined with Levulan
(ALA) to produce a PDT effect, IPL has been reported to effectively remove these lesions (Avram and Goldman, 2004, Ruiz-Rodrigues, 2002).

With LPDL, as would be expected, there was significant improvement in photo-damaged skin with LPDL and vehicle, especially with respect to telangiectasia, the primary target of this device. However, with LPDL, the addition of Levulan for the treatment of photo-damage did not lead to any discernable differences in photo-damage parameters between the two groups, as suggested by the results of an earlier study (Smith et al, 2004).

In general, safety was excellent in all groups, but treatment using Levulan with BLU-U was better tolerated than treatment with IPL or LPDL (with or without Levulan) i.e. the frequency and severity of stinging and burning during treatment was greater with IPL and LPDL (with or without Levulan) compared to Levulan with BLU-U, and for BLU-U with vehicle. Levulan with BLU-U was also easy to use and less operator dependent.

Mark S. Nestor, M.D., Ph.D., President of the American Society of Photodynamic Therapy (ASPDT), and lead author of the recent article `Use of PDT in
Dermatology: Results of a Consensus Conference', (Nestor et al, 2006), stated "The consensus conference concluded that ALA PDT using blue light and/or IPL can play an important role in the treatment of patients with Type C (severe) photo-damaged skin, helping treat not only actinic keratoses, but also the appearance and `quality' of the skin. The data from this DUSA study supports the conclusions of both the previously published independent studies and the consensus conference. In addition, the consensus article includes independent data indicating that treatments with ALA PDT may significantly reduce future development of basal cell and squamous cell skin cancers (i.e. a potential 'chemoprevention effect')."

Dr. Geoffrey Shulman, DUSA's Chairman and CEO, stated. "We are very pleased with the interim results of this study, and believe that the data strongly supports the usefulness of Levulan PDT in the treatment of photo-damaged skin. While completing the study, we intend to consult with experts in the field re the interim data, in order to move this indication towards FDA approval as expeditiously as possible."
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DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development and marketing of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with a primary focus on dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario. DUSA has also announced the signing of a definitive merger agreement with Sirius Laboratories of Vernon Hills, IL.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the possibility that additional parameters will reach statistical significance, belief concerning the usefulness of the product, and intention to consult with third parties regarding future development towards regulatory approval. Furthermore, the factors that may cause differing results include the uncertainties of completion of this trial and conducting new clinical trials, the regulatory approval process, the marketplace acceptance of the Company's products, sufficient funding to conduct new trials, product development risks, maintenance of the Company's patent portfolio, reliance on third party manufacturers, and other risks identified in DUSA's SEC filings from time to time.

For further information contact:
D. GEOFFREY SHULMAN, MD, Chairman & CEO
or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com